Ex. 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Harry J. White, Jr. Chief Financial Officer (214) 631-1166

SILVERLEAF RESORTS, INC.
ANNOUNCES SECOND QUARTER RESULTS
AND LAND ACQUISITION IN MASSACHUSETTS

     DALLAS, TEXAS. (August 12, 2004) — Silverleaf Resorts, Inc. (OTC:SVLF) today announced financial results for its second quarter ended June 30, 2004.

     Total revenue for the second quarter of 2004 increased 10.2% to $48.9 million from $44.4 million in the second quarter of 2003. Vacation Interval sales increased $4.7 million, or 14.4% over the comparative prior year period.

     “Silverleaf continued to aggressively pursue sales to its existing customer base during the second quarter of 2004 which resulted in a significant increase in the number of sales of new Vacation Intervals to these owners,” said Robert E. Mead, Chairman and Chief Executive Officer. “The demand among our existing owners for additional Vacation Intervals is evidence of our continuing appeal to our customers of our various vacation products.”

     For the quarter ended June 30, 2004, net income was $3.1 million, or $0.08 per diluted share, on approximately 38.9 million weighted average common and common equivalent shares outstanding (“shares outstanding”), compared to a net income of $2.7 million, or $0.07 per diluted share, on approximately 37.1 million shares outstanding, for the quarter ended June 30, 2003.

     Silverleaf also announced that it has completed the acquisition of a 500-acre tract of land located on Route 7 in Berkshire County, Massachusetts. The 500-acre site, formerly known as the Brodie Mountain Ski Resort, is approximately 25 miles from Silverleaf’s existing Oak N’ Spruce Resort located in South Lee, Massachusetts. The property includes ski trails, ski lifts, a lodge, equipment rental shop, canteen, and restaurant. Silverleaf has not yet finalized its future development plans for the site. However, Silverleaf believes that the site is suitable for development as an additional timeshare resort. Preliminary indications are that the site would accommodate up to 324 units encompassing 16,848 one-week vacation intervals.

     Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 12 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults.

     This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Cautionary Statements” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2003 Annual Report on Form 10K (pages 22 through 30 thereof) filed on March 29, 2004.

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues:
Vacation Interval sales	$37,144	$32,480	$69,131	$61,037
Sampler sales	468	401	914	886

Total sales	37,612	32,881	70,045	61,923
Interest income	9,295	8,650	18,222	17,418
Management fee income	300	476	600	947
Gain on sales of notes receivable	154	898	580	2,832
Other income	1,542	1,463	2,561	2,670

Total revenues	48,903	44,368	92,008	85,790
Costs and Operating Expenses:
Cost of Vacation Interval sales	7,285	5,618	13,319	10,661
Sales and marketing	18,699	17,104	35,166	33,402
Provision for uncollectible notes	7,432	6,495	13,832	41,161
Operating, general and administrative	7,013	7,018	13,497	13,909
Depreciation and amortization	1,103	1,163	2,200	2,345
Interest expense and lender fees	4,294	4,221	8,576	8,628

Total costs and operating expenses	45,826	41,619	86,590	110,106
Other Income:
Gain on early extinguishment of debt	—	—	—	1,257

Total other income	—	—	—	1,257
Income (loss) before provision for income taxes	3,077	2,749	5,418	(23,059)
Provision for income taxes	(25)	(59)	(23)	(72)

Net income (loss)	$3,052	$2,690	$5,395	$(23,131)

Basic income (loss) per share:	$0.08	$0.07	$0.15	$(0.63)

Diluted income (loss) per share:	$0.08	$0.07	$0.14	$(0.63)

Weighted average basic shares outstanding:	36,846,319	36,826,906	36,843,938	36,826,906

Weighted average diluted shares outstanding:	38,935,602	37,143,564	38,905,570	36,826,906

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$4,661	$4,093
Restricted cash	3,652	1,624
Notes receivable, net of allowance for uncollectible notes of $54,310 and $48,372, respectively	198,364	193,379
Accrued interest receivable	2,208	2,169
Investment in Special Purpose Entity	6,921	6,053
Amounts due from affiliates	316	150
Inventories	98,560	101,399
Land, equipment, buildings, and utilities, net	26,001	27,488
Land held for sale	2,991	2,991
Prepaid and other assets	14,953	12,441

TOTAL ASSETS	$358,627	$351,787

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$7,363	$6,705
Accrued interest payable	1,196	1,087
Amounts due to affiliates	1,579	656
Unearned revenues	4,540	3,712
Notes payable and capital lease obligations	215,379	215,337
Senior subordinated notes	35,466	36,591

Total Liabilities	265,523	264,088

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 37,249,006 shares issued, 36,860,238 shares outstanding at June 30, 2004, and 36,826,906 shares outstanding at December 31, 2003	372	372
Additional paid-in capital	116,614	116,999
Retained deficit	(19,278)	(24,673)
Treasury stock, at cost, 388,768 shares at June 30, 2004 and 422,100 shares at December 31, 2003	(4,604)	(4,999)

Total Shareholders’ Equity	93,104	87,699

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$358,627	$351,787